 FILED NOVEMBER 18, 2011

Articles of Amendment

to

Articles of Incorporation

of

Smart Kids Group, Inc.

Pursuant to the provisions of Section 607.1006, Title XXXVI of the Florida Statutes, Smart Kids Group, Inc., a Florida Profit Corporation (the "Corporation"), adopts the following amendment to its Articles of Incorporation:

Name of corporation: Smart Kids Group, Inc.

The articles have been amended as follows:

ARTICLE V: The total number of shares of capital stock which the Corporation shall have authority to issue shall be: 1,840,000,000. These shares shall be divided into two classes, with one billion, eight hundred million (1,800,000,000) designated as common stock, par value $0.0001 per share, and forty million shares (40,000,000) designated as preferred stock, blank check, par value $0.0001 per share.

Reverse Split. Upon the filing and effectiveness of these Articles of Amendment to the Articles of Incorporation with the Florida Secretary of State, everyone hundred (100) outstanding shares of Common Stock shall be combined into and be eligible for exchange into one (1) share of Common Stock. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in these Articles of Amendment to the Articles of Incorporation. Except as set forth in these Articles of Amendment to the Articles of Incorporation, the capital of the Corporation will not be changed by reason of any amendment herein certified,

The date of each amendment(s) adoption: December 6, 2011.

Adoption of Amendment(s): The amendment(s) were of the articles of incorporation herein certified have be-en duly adopted by the unanimous written consent of the Corporation's Board of Directors and a majority of the Corporation’s stockholders which was sufficient for approval.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Articles of Incorporation, as amended, to be signed by Richard Shergold, its President, this 16th day of November, 2011.

Officer Signature (required):	SMART KIDS GROUP, INC. /s/ Richard Shergold
Richard Shergold, President